Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

December 8, 2025

Atlas Lithium Corporation

Rua Antonio de Albuquerque, 156-17th Floor

Belo Horizonte, Minas Gerais, Brazil 30.112-010

To the addressee set forth above:

We have acted as local Nevada counsel to Atlas Lithium Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of 2,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to (a) that certain Placement Agent Agreement, dated December 5, 2025 (the “Placement Agent Agreement”), by and between the Company and A.G.P./Alliance Global Partners, as placement agent (in such capacity, the “Placement Agent”), and (b) that certain Securities Purchase Agreement, dated December 5, 2025 (together with the Placement Agent Agreement, the “Transaction Documents”), by and between the Company and each of the Purchasers (as defined therein) party thereto, all as more fully described in the Company’s Registration Statement on Form S-3 (File No. 333-289805) (the “Registration Statement”), including the base prospectus, dated August 22, 2025, contained therein (the “Base Prospectus”), as supplemented by the prospectus supplement, dated December 5, 2025 (together with the Base Prospectus, the “Prospectus”), each as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, offering and sale of the Shares as contemplated by the Transaction Documents and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinion expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Transaction Documents, the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, (a) we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement and the Prospectus, (ii) the Transaction Documents, (iii) the articles of incorporation and bylaws of the Company, each as amended to date, and (iv) such agreements, instruments, resolutions of the board of directors of the Company and committees thereof and other corporate records, and other documents, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and (b) we have obtained from officers and other representatives and agents of the Company, and from public officials, and have relied upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate.

www.bhfs.com

Atlas Lithium Corporation

December 8, 2025

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that: (i) the statements of fact and all representations and warranties set forth in the documents we have reviewed are and will be true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) the obligations of each party set forth in the documents we have examined are such party’s valid and binding obligations, enforceable against such party in accordance with their respective terms; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (vi) after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement, plan, arrangement or otherwise (including under the Transaction Documents), will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinion set forth herein is expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and if, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the relevant Transaction Documents, including payment in full to the Company of all consideration required therefor, and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in any laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP